Exhibit 99.5

UNITY BIOTECHNOLOGY, INC.
2020 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN
STOCK AWARD GRANT NOTICE

Unity Biotechnology, Inc., a Delaware corporation, (the “Company”), pursuant to its 2020 Employment Inducement Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”) the number of shares of the Company’s Common Stock set forth below (the “Shares”) subject to all of the terms and conditions as set forth herein and in the Stock Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Stock Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[____________]
Grant Date:	[____________]
Total Number of Shares of Common Stock:	[_______] Shares

By the Participant’s signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice.  The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Agreement.

UNITY BIOTECHNOLOGY, INC.:	PARTICIPANT:
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

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EXHIBIT A
TO STOCK AWARD GRANT NOTICE

STOCK AWARD AGREEMENT

Pursuant to the Stock Award Grant Notice (the “Grant Notice”) to which this Stock Award Agreement (this “Agreement”) is attached, Unity Biotechnology, Inc., a Delaware corporation, (the “Company”) has granted to the Participant the number of shares of Company common stock (the “Shares”) under the Company’s 2020 Employment Inducement Incentive Award Plan, as amended from time to time (the “Plan”), as set forth in the Grant Notice.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.

ARTICLE I.
general

1.1Incorporation of Terms of Plan.  The Award (as defined below) is subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.
award of SHARES

2.1Award of Shares.

(a)Award.  Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company has granted to the Participant an award of Shares (the “Award”) under the Plan as an inducement to enter into employment with the Company and for other good and valuable consideration.  The number of Shares subject to the Award is set forth in the Grant Notice.

(b)Tax Withholding.  As set forth in Section 10.5 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Award.

2.2Consideration to the Company.  In consideration of the grant of the Award pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

ARTICLE III.
other provisions

3.1Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Award.

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3.2Rights as Stockholder.  On the Grant Date, the Participant shall have all the rights of a stockholder of the Company with respect to the Shares, including, without limitation, voting rights and rights to receive any cash or stock dividends, in respect of the Shares subject to the Award.

3.3Tax Consultation.  The Participant understands that the Participant may suffer adverse tax consequences in connection with the Shares issued pursuant to this Agreement.  The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the Shares and that the Participant is not relying on the Company for any tax advice.

3.4Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.5Participant’s Representations.  If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, the Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.

3.6Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8Conformity to Securities Laws.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all Applicable Law.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such Applicable Law.  To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.9Not a Contract of Service Relationship.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an Employee or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and the Participant.

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